Exhibit (a)(23)
ARTICLES OF AMENDMENT
AIG RETIREMENT COMPANY I
     AIG Retirement Company I, a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Restated Articles of Incorporation of the Corporation, the Board of Directors has approved the change of name of the Corporation to VALIC Company I from AIG Retirement Company I. Any reference to the former name in the Charter shall be changed to the new name as specified.
     This Amendment is limited to a change of name expressly provided by §2-605 of the Maryland General Corporation Law, and is made without action by stockholders.
     SECOND: The amendment to the Restated Articles of Incorporation of the Corporation herein made was duly approved by vote of a majority of the entire Board of Directors at a meeting duly convened and held on April 3, 2009; and that at the time of the approval by the Directors, there were no shares of stock of the Corporation entitled to vote on the matter.
     THIRD: These Articles of Amendment shall become effective on the 1st day of May 2009.
     We the undersigned Vice President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

ATTEST:	AIG RETIREMENT COMPANY I

By:	/S/ NORI L. GABERT	By:	/S/ EVELYN M. CURRAN

	Nori L. Gabert		Evelyn M. Curran
	Chief Legal Officer, Vice President & Secretary		President
AIG Retirement Company I
2929 Allen Parkway
Houston, Texas 77019